Exhibit 99.3

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL PROMOTES BRYCE NICKEL TO VICE PRESIDENT,

TRANSMISSION AND DISTRIBUTION OPERATIONS

– Promotes Kevin Hall to Director, Transmission and Distribution Engineering –

DAYTON, Ohio, July 24, 2007 – DPL Inc. (NYSE: DPL) today announced that Bryce Nickel has been promoted to Vice President of Transmission and Distribution Operations.

In this role, Mr. Nickel is responsible for delivering reliable service to Dayton Power and Light’s (DP&L) 500,000 customers throughout West Central Ohio.  This includes managing DP&L’s transmission and distribution maintenance programs, regulatory compliance, new construction activities and its overall operations.

Mr. Nickel has 26 years of experience with DP&L.  He began his career in the financial area of the company and moved quickly into operations and customer service.  Over the years, he has had direct responsibility for customer account management, system operating and reliability operations.

Mr. Nickel has a Bachelor of Arts in economics from Southern Illinois University and a Master of Business Administration from Bowling Green State University.  His community involvement has included support of St. Joseph’s Children’s Treatment Center and the Greene County Community Foundation.

DPL also announced the promotion of Kevin Hall to Director, Transmission and Distribution Engineering.  He is responsible for transmission, distribution and substation design and engineering as well as substation operations.

Mr. Hall has 16 years of experience with DP&L in a number of operational areas including systems operations, telecommunications, distribution engineering, and substation and transmission maintenance.  He is a licensed professional engineer with a Bachelor of Science in electrical engineering from the University of Cincinnati and a Master of Business Administration from the University of Dayton.

Mr. Nickel and Mr. Hall will both continue to report to Scott Kelly, Vice President of Operations.

“Bryce and Kevin have a wealth of experience and technical knowledge related to the operational side of the company,” said Paul Barbas, DPL President and Chief Executive Officer.  “Their continued leadership will be invaluable as we maintain a sharp focus on delivering reliable, quality service to our 500,000 customers.”

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.